Exhibit 10.43

i2 TECHNOLOGIES, INC.

EXECUTIVE RETENTION AGREEMENT

THIRD AMENDMENT AGREEMENT

THIRD AMENDMENT AGREEMENT by and between i2 Technologies, Inc. (the “Company”), and Michael Berry (the “Executive”) dated as of January 26, 2009.

RECITALS

WHEREAS, the Executive is currently a party to an executive retention agreement with the Company dated as of February 25, 2008 as amended as of May 15, 2008 (the “First Amendment”) and as further amended as of January 1, 2009 (the “Second Amendment”). The agreement as amended by the First Amendment and the Second Amendment shall be referred to as the “Agreement”.

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company.

WHEREAS, the Company and the Executive desire to amend the terms and conditions of the Agreement with respect to certain benefits and payments thereunder. In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1. The following provisions added to Section 6 by the First Amendment are hereby deleted in their entirety:

“If the Executive terminates his employment other than for Good Reason after November 14, 2008 (following Notice of Termination to the Company in accordance with Section 14) and the Executive is not otherwise entitled to any payments or benefits under the foregoing provisions of this Section 6, then the Company shall pay to the Executive the following payments and benefits:

(a) The Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the sum of (1) the Executive’s annual base salary through the Date of Termination to the extent not theretofore paid and (2) any accrued vacation pay, to the extent not therefore paid.

(b) The Company shall pay to the Executive a severance payment in an amount equal to $300,000. Such benefit shall be paid in one lump sum within sixty (60) days after the Executive’s Separation from Service from the Company and such payment shall be subject to the Company’s collection of all applicable withholding taxes.”

Accordingly, the Executive shall not be entitled to receive any payments or benefits upon a termination of employment by the Executive other than for Good Reason.

2. The Company shall pay to the Executive a payment in an amount equal to $300,000 as soon as practicable but no later than January 31, 2009. The Company shall report the payment to the tax authorities as required by applicable law and collect all applicable withholding taxes and the Executive shall receive the amount net of such withholdings. The Executive shall be liable for the payment of any additional taxes including any additional taxes due under Internal Revenue Code Section 409A as a result of the payment hereunder.

Except as modified by this Third Amendment Agreement, all the terms and conditions of the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, each of the parties has executed this Third Amendment Agreement on the date specified for that party below.

i2 TECHNOLOGIES, INC.

By:

Title:

Dated: , 2009

EXECUTIVE

Printed Name:

Dated: , 2009

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